EXHIBIT 1.1

                        INVESCO UNIT TRUSTS, SERIES 1964

                                TRUST AGREEMENT


                             Dated: April 24, 2019


   This Trust Agreement among Invesco Capital Markets, Inc., as Depositor, The Bank of New York Mellon, as Trustee, and Invesco Investment Advisers LLC, as Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For Invesco Unit Trusts, Effective for Unit Investment Trusts Established On and After December 6, 2012 (Including Invesco Unit Trusts, Series 1281 and Subsequent Series)" (the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                                WITNESSETH THAT:

   In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee and Supervisor agree as follows:

                                     PART I

                     STANDARD TERMS AND CONDITIONS OF TRUST

   Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                    PART II

                     SPECIAL TERMS AND CONDITIONS OF TRUST

   The following special terms and conditions are hereby agreed to:

   1. The Securities listed in the Schedule hereto have been deposited in trust under this Trust Agreement.

   2. The fractional undivided interest in and ownership of the Trust represented by each Unit thereof referred to in Section 1.01(51) is initially an amount the numerator of which is one and the denominator of which is the amount set forth under "Units outstanding" for the Trust in the "Statement of Condition" in the Prospectus.

   3. The terms "Capital Account Distribution Date" and "Income Account Distribution Date" shall mean the "Distribution Dates" set forth under "Essential Information" in the Prospectus.

   4. The terms "Capital Account Record Date" and "Income Account Record Date" shall mean the "Record Dates" set forth under "Essential Information" in the Prospectus.

   5. The term "Deferred Sales Charge Payment Dates" shall mean the tenth day of each month in the deferred sales charge accrual period as set forth under the applicable "Fee Table" in the Prospectus.

   6. Notwithstanding any references to the purchase and sale of Options, the Trust shall be deemed to have acquired, rather than having purchased or bought such a Security, and the Trust shall be deemed to have closed out an Option, rather than having sold such a Security.

   7. Section 1.01(34) is replaced in its entirety with the following:

          "(34) "Percentage Ratio" shall mean with respect to a Trust, the percentage relationship among the Securities based on the number of contracts of each Option per Unit, the principal amount of each Treasury Obligation per Unit and the number of shares of each Equity Security per Unit compared to all Securities attributable to each Unit existing immediately prior to the related additional deposit of Securities. The Percentage Ratio shall be adjusted to the extent necessary, and may be rounded, to reflect the occurrence of a stock dividend, a stock split or a similar event which affects the capital structure of the issuer of an Equity Security."

   8. Section 1.01(43) is replaced in its entirety with the following:

          "(43) "Securities" shall mean (a) the Equity Securities, Options, Treasury Obligations, Contract Securities, delivery statements relating to "when-issued" and/or "regular way" contracts, if any, for the purchase of certain Securities and certified bank check or checks or Letter(s) of Credit sufficient in amount or availability required for such purchase, deposited in a Trust pursuant to Section 2.01(b) hereof, (b) Replacement Securities acquired pursuant to Section 3.12 hereof, as may from time to time to be construed to be held as part of the corpus of a Trust and (c) distributions of the same securities."

   9. The Standard Terms and Conditions of Trust shall be amended to include the following sections:

          "(56) "Options" shall mean any call option (including any interest therein or based on the value thereof including delivery statements related to contracts, if any, for the purchase or acquisition of certain securities and cash, certified or bank check or checks or Letter(s) of Credit sufficient in amount or availability required for such purchase or aquisition, deposited in irrevocable trust and listed on Schedule A of the Trust Agreement, and any securities received in addition to, or in exchange, substitution or replacement for, such securities pursuant to Sections 2.01, 3.11 and 3.12 hereof, as may from time to time continue to be held as a part of the Trust).

          (57) "Treasury Obligations" shall mean debt obligations issued by the United States Department of the Treasury, including delivery statements relating to "when-issued" and/or "regular way" contracts, if any, for the purchase of certain Treasury Obligations and cash, certified or bank check or checks or Letter(s) of Credit sufficient in amount or availability required for such purchase, deposited in irrevocable trust and listed in Schedule A of the Trust Agreement, and any obligations received in addition to, or in exchange, substitution or replacement for such obligations pursuant to Sections 2.01, 3.11 and 3.12 hereof, as may from time to time continue to be held as a part of the Trusts.

          (58) "First Settlement Date" shall mean the second Business Day following the Initial Date of Deposit."

   10. Section 2.01(a) is replaced in its entirety with the following:

          (a) The Depositor, on the date of the Trust Agreement, has deposited with the Trustee in trust the Securities listed in the schedule(s) to the Trust Agreement, or as set forth in the Prospectus relating to a particular Trust under "Portfolio" (the "Schedules"), in bearer form or duly endorsed in blank or accompanied by all necessary instruments of assignment and transfer in proper form or Contract Securities relating to such Securities to be held, managed and applied by the Trustee as herein provided. The Depositor shall deliver to the Trustee the Securities listed on said Schedules which were represented by Contract Securities within 90 calendar days after the date of the Trust Agreement (the "Delivery Period"). If a contract for such Contract Securities is terminated a party thereto for any reason beyond the control of the Depositor or if for any other reason the Securities to be delivered pursuant to such contract are not delivered to the Trust by the end of the Delivery Period, the Trustee shall immediately draw on the Letter of Credit, if any, in its entirety, apply the moneys in accordance with Section 2.01(d), and the Depositor shall forthwith take the remedial action specified in Section 3.12. If the Depositor does not take the action specified in Section 3.12 within 90 calendar days of the end of the Delivery Period, the Trustee shall forthwith take the action specified in Section 3.12."

   11. Section 3.02 is replaced in its entirety with the following:

          "Section 3.02 Income Account. The Trustee shall collect the dividends, interest, or other like cash distributions on the Securities in each Trust as such becomes payable (including all moneys representing penalties for the failure to make timely payments on the Securities, or as liquidated damages for default or breach of any condition or term of the Securities or of the underlying instrument relating to any Securities and other income attributable to a Failed Contract Security for which no Replacement Security has been obtained pursuant to
          Section 3.12 hereof) and interest accrued but unpaid prior to the date of deposit of the Securities) in trust and including that part of the sale, liquidation, redemption, prepayment or maturity of any Treasury Obligations which represent interest thereon and credit such income to a separate account for each Trust to be known as the "Income Account."

          Any distributions received by the Trustee in a form other than cash (other than a non-taxable distribution of the shares of a distributing corporation) shall, unless the Depositor instructs otherwise, be sold in the manner directed by the Depositor and the proceeds of sale credited to the Income Account of the Trust. The Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of any such sale."

   12. The language in Section 3.05(a) immediately preceding subsection 3.05(a)(i) is replaced in its entirety with the following:

          "Section 3.05 Deductions and Distributions. (a) The Trustee, as of the First Settlement Date shall advance from its own funds and shall pay to the Unitholders of a Trust then of record the amount of interest accrued on the Treasury Obligations deposited in such Trust. The Trustee shall be entitled to reimbursement for such advancement from interest received by the respective Trust before any further distributions shall be made from the Income Account to Unitholders of the Trust. The Trustee shall also advance from its own funds and pay the appropriate persons the amount of any interest which accrues on any "when, as and if issued" or "delayed delivery" Treasury Obligations deposited in a Trust from the First Settlement Date to the respective dates of delivery to the Trust of any such Treasury Obligations. Subsequent distributions shall be made as hereinafter provided. Subsequent distributions of funds from the Income Account of a Trust shall be made on the applicable Record Dates of a Trust as described herein.

          On or immediately after the twenty-fifth day of each month, the Trustee shall satisfy itself as to the adequacy of the Reserve Account, making any further credits thereto as may appear appropriate in accordance with Section 3.04 and shall then with respect to each Trust:"

   13. Section 3.05(b)(i) of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

          "On each Distribution Date, the Trustee shall distribute to each Unitholder of record at the close of business on the preceding Record Date an amount per Unit equal to such Unitholder's Income Distribution (as defined below) computed as of the close of business on the Record Date immediately preceding such Distribution Date. On each Distribution Date, the Trustee shall distribute to each Unitholder of record at the close of business on the preceding Record Date such Unitholder's pro rata share of the balance of the Capital Account (except for moneys on deposit therein required to purchase Contract Securities). The Trust may provide the following distribution elections: (1) distributions to be made to the address of the Unitholder as it appears on the registration books of the Trustee or
          (2) distributions to be made to the designated agent for any reinvestment program when, as and if available to the Unitholder through the Depositor. If no election is offered by the Depositor or if no election is specified by the Unitholder at the time of purchase of any Unit, distribution of principal and income and capital gains, if any, shall be distributed as provided in (1) above. Any election other than a deemed election as described in the preceding sentence shall be by written notice to, and in form satisfactory to, the Trustee. Once a distribution election has been chosen by the Unitholder, such election shall remain in effect until changed by the Unitholder. Such change of election may be made by notification thereof to the Trustee at any time in form satisfactory to the Trustee. A transferee of any Unit may make his distribution election in the manner as set forth above. The Trustee shall be entitled to receive in writing a notification from the Unitholder as to his or her change of address."

   14. Section 3.06(b)(i)(1) is replaced in its entirety with the following:

          "(1) the amount of income received on the Securities (including amounts received as a portion of the proceeds of any disposition of Securities and accreted original discount on the Treasury Obligations)."

   15. Section 3.07(a)(iii) is replaced in its entirety with the following:

          "(iii) that there has occurred any breach of covenant or warranty in any document relating to the issuer of the Securities which would adversely affect either immediately or contingently the payment of dividends from the Equity Securities or the debt service on the Treasury Obligations, or the general credit standing of the issuer or otherwise impair the sound investment character of such Securities;"

   16. Sections 3.07(a)(v) is replaced in its entirety with the following:

          "(v) that the price of any Security has declined to such an extent or other such credit factors exist so that in the opinion of the Supervisor, as evidenced in writing to the Trustee, the retention of such Securities would be detrimental to the Trust and to the interest of the Unitholders."

   17. Section 3.07(a) is amended by adding the following subsections immediately after Section 3.07(a)(xii):

          "(xiii) that any action or proceeding has been instituted in law or equity seeking to restrain or enjoin the payment of principal or interest on any Treasury Obligations, attacking the constitutionality of any enabling legislation or alleging and seeking to have judicially determined the illegality of the issuing body or the constitution of its governing body or officers, the illegality, irregularity or omission of any necessary acts or proceedings preliminary to the issuance of such Treasury Obligations, or seeking to restrain or enjoin the performance by the officers or employees of any such issuing body of any improper or illegal act in connection with the administration of funds necessary for debt service on such Treasury Obligations or otherwise; or that there exists any other legal question or impediment affecting such Securities or the payment of debt service on the same; or

          (xiv) that as of any Record Date any of the Treasury Obligations are scheduled to be redeemed and paid prior to the next succeeding Distribution Date; provided, however, that as the result of such redemption the Trustee will receive funds in an amount sufficient to enable the Trustee to include in the next distribution from the Capital Account at least $1.00 per 100 Units."

   18. Section 3.07(d) is replaced in its entirety with the following:

          "(d) Upon receipt of such direction from the Depositor, upon which the Trustee shall rely, the Trustee shall proceed to sell or liquidate the specified Securities in accordance with such direction, and upon the receipt of the proceeds of any such sale or liquidation, after deducting therefrom any fees and expenses of the Trustee connected with such sale or liquidation and any brokerage charges, taxes or other governmental charges, shall deposit such net proceeds in the applicable Capital Account; provided, however, that the Trustee shall not liquidate or sell any Treasury Obligations upon receipt of a direction from the Depositor pursuant to Section 3.07(a)(xiv), unless the Trustee shall receive on account of such sale or liquidation the full principal amount of such Treasury Obligations, plus the premium, if any, and the interest accrued and to accrue thereon to the date of the redemption of such Treasury Obligations.

          The Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of any sale made pursuant to any such direction or by reason of the failure of the Depositor to give any such direction, and in the absence of such direction, the Trustee shall have no duty to sell or liquidate any Securities under this Section 3.07."

   19. Section 3.07 is amended by adding the following subsection immediately after Section 3.07(d):

          "(e) If Options have been written with respect to Equity Securities, such Equity Securities cannot be sold or liquidated without also closing out the related Options positions."

   20. The Depositor's annual compensation rate described in Section 3.13 and the Supervisor's annual compensation rate described in Section 4.01 collectively shall be that amount set forth under "Supervisory, bookkeeping and administrative fees" in the "Fee Table" in the Prospectus.

   21. The Standard Terms and Conditions of Trust shall be amended to include the following section:

          "Section 3.22 Notice and Sale by Trustee. If at any time the principal of or interest on any of the Treasury Obligations shall be in default and not paid or provision for payment thereof shall not have been duly made within thirty days, the Trustee shall notify the Depositor thereof. If within thirty days after such notification the Depositor has not given any instruction to sell or to hold or has not taken any other action in connection with such Treasury Obligations, the Trustee may in its discretion sell such Treasury Obligations forthwith, and the Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of such sale."

   22. Section 5.01(b) is replaced in its entirety with the following:

          "(b) During the initial offering period of a Trust (as determined by the Depositor and described in the related prospectus), the Evaluation for each Equity Security shall be made in the following manner: (i) with respect to Equity Securities for which market quotations are readily available, such Evaluation shall be made on the basis of the market value of such Equity Securities; and (ii) with respect to other Equity Securities such Evaluation shall be made on the basis of the fair value of such Securities as determined in good faith by the Trustee. If Equity Securities are listed on a national or foreign securities exchange or traded on the Nasdaq Stock Market, Inc. and market quotations of such Equity Securities are readily available, the market value of such Equity Securities shall generally be based on the last available closing sale price on or immediately prior to the Evaluation Time on the exchange or market which is the principal market therefor, which shall be deemed to be the New York Stock Exchange if the Securities are listed thereon. If the Trust holds Equity Securities denominated in a currency other than U.S. dollars, the Evaluation of such Equity Security shall be converted to U.S. dollars based on current offering side exchange rates (unless the Trustee deems such prices inappropriate as a basis for valuation).

          The Evaluation of each Option is generally determined using the last sale price for such Security traded on a national securities exchange or a U.S. options exchange. In some cases, the Evaluation of an Option may be based on the last asked or bid price in the over-the counter market or by using other recognized pricing methods. This will be done if an Option is not principally traded on a national securities exchange or a U.S. options exchange or if the market quotes are unavailable or inappropriate.

          With respect to the Treasury Obligations, the Evaluation of such Securities is determined on the basis of bid prices or offering prices, as is appropriate, (a) on the basis of current market prices obtained from dealers or brokers who customarily deal in Treasury Obligations; (b) if these prices are not available, on the basis of current market prices for comparable securities; (c) by causing the value of such Securities to be determined by others engaged in the practice of evaluation, quoting or appraising comparable securities; or (d) by any combination of the above.

          For each Evaluation, the Trustee shall also confirm and furnish to the Depositor the calculation of the Trust Evaluation to be computed pursuant to Section 6.01."

   23. The first sentence of Section 6.01 is replaced in its entirety with the following:

          "Section 6.01 Trust Evaluation. As of the Evaluation Time (a) on the last Business Day of each year, (b) on the day on which any Unit is tendered for redemption and (c) on any other day desired by the Trustee or requested by the Depositor, the Trustee shall: Add (i) all moneys on deposit in a Trust or moneys in the process of being collected from matured interest coupons or Treasury Obligations matured or called for redemption prior to maturity (excluding (1) cash, cash equivalents or Letters of Credit deposited pursuant to
          Section 2.01 hereof for the purchase of Contract Securities, unless such cash or Letters of Credit have been deposited in the Income and Capital Accounts because of failure to apply such moneys to the purchase of Contract Securities pursuant to the provisions of Sections 2.01, 3.02 and 3.03 hereof and (2) moneys credited to the Reserve Account pursuant to Section 3.04 hereof), plus (ii) the aggregate Evaluation of all Securities (including Contract Securities and additional Securities for which purchase contracts have been entered into pursuant to the Depositor's instructions pursuant to clause (ii) of the first sentence of Section 2.01(b), less the purchase price of such contracts) on deposit in such Trust (such Evaluation to be made on the basis of the aggregate underlying value of the Securities as determined in Section 5.01(b) for the purpose of computing redemption value of Units as set forth in Section 6.02 hereof), plus (iii) all other income from the Securities (including dividends receivable on the Equity Securities trading ex-dividend as of the date of such valuation and including interest accrued on the Treasury Obligations not subject to collection and distribution) as of the Evaluation Time on the date of such Evaluation together with all other assets of such Trust."

   24. The Trustee's annual compensation rate described in Section 7.04 shall be that amount set forth under "Trustee's fee and operating expenses" in the "Fee Table" in the Prospectus.

   IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.

                         INVESCO CAPITAL MARKETS, INC.

                            By: /s/ JOHN F. TIERNEY
                            -----------------------
                                 Vice President



                        INVESCO INVESTMENT ADVISERS LLC

                            By: /s/ JOHN F. TIERNEY
                            -----------------------
                     Vice President and Executive Director



                          THE BANK OF NEW YORK MELLON

                           By: /s/ JOANNA YEDREYESKI
                           -------------------------
                                 Vice President



                         SCHEDULE A TO TRUST AGREEMENT

                         SECURITIES INITIALLY DEPOSITED
                                       IN
                        INVESCO UNIT TRUSTS, SERIES 1964

      [Incorporated herein by this reference and made a part hereof is the "Portfolio" schedule as set forth in the Prospectus.]